Exhibit (h)(16)

ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT

Appendix A

Series of Ivy Funds

Effective August 25, 2004 with respect to:

Ivy Balanced Fund

Ivy Bond Fund

Ivy Cundill Global Value Fund

Ivy Dividend Income Fund

Ivy European Opportunities Fund

Ivy Global Natural Resources Fund

Ivy International Growth Fund

Ivy International Balanced Fund

Ivy International Core Equity Fund

Ivy Mortgage Securities Fund

Ivy Pacific Opportunities Fund

Ivy Real Estate Securities Fund

Ivy Small Cap Value Fund

Ivy Value Fund

Effective February 13, 2008 with respect to:

Ivy Global Strategic Income Fund.